Exhibit 99.1

SIZELER PROPERTY INVESTORS, INC. ANNOUNCES THAT ANNUAL SHAREHOLDER MEETING MOVED TO MOBILE, ALABAMA DUE TO HURRICANE WILMA

MOBILE, ALABAMA, October 24, 2005 -- Sizeler Property Investors, Inc. (NYSE: SIZ) today announced that, due to Hurricane Wilma, the location of the Company's Annual Meeting of Shareholders which was scheduled to be held on October 27, 2005 in Palm Beach, Florida will instead be held on the same date in Mobile, Alabama.

Based on current information, Palm Beach, Florida has received major hurricane force winds causing significant power outages and a disruption of services affecting over 2 1/2 million people in the Florida area. Because of the uncertainty of when services will be restored to Palm Beach, the Company has decided to move the Annual Meeting to the Mobile Marriott which is located at 3101 Airport Blvd., in Mobile, Alabama. The meeting is scheduled to begin at 10 a.m. central time on October 27, 2005.

Sizeler Property Investors, Inc. is an equity real estate investment trust (REIT) that invests in retail and apartment properties in the southeastern United States. The Company currently owns a total of thirty-one properties -- seventeen in Louisiana, ten in Florida and four in Alabama.

Forward-Looking Statements

This release made by the Company may contain certain forward-looking statements that are subject to risk and uncertainty. Investors and potential investors in the Company's securities are cautioned that a number of factors could adversely affect the Company and cause actual results to differ materially from those in the forward-looking statements, including, but not limited to (a) the inability to lease current or future vacant space in the Company's properties; (b) decisions by tenants and anchor tenants who own their space to close stores at the Company's properties; (c) the inability of tenants to pay rent and other expenses; (d) tenant financial difficulties; (e) general economic and world conditions, including threats to the United States homeland from unfriendly factions; (f) decreases in rental rates available from tenants; (g) increases in operating costs at the Company's properties; (h) increases in corporate operating costs associated with new regulatory requirements; (i) lack of availability of financing for acquisition, development and rehabilitation of properties by the Company; (j) force majeure as it relates to construction and rehabilitation projects; (k) possible dispositions of mature properties since the Company is continuously engaged in the examination of its various lines of business; (l) increases in interest rates; (m) a general economic downturn resulting in lower retail sales and causing downward pressure on occupancies and rents at retail properties; (n) forces of nature; (o) the adverse tax consequences if the Company were to fail to qualify as a REIT in any taxable year; and (p) inability of the Company to implement its strategic initiatives for foregoing or other reasons. Except as required under federal securities laws and the rules and regulations of the SEC, we do not have any intention or obligation to update or revise any forward-looking statements in this release, whether as a result of new information, future events, changes in assumptions or otherwise.